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EXHIBIT 10.1.5
                              IDS MANAGED FUTURES, L.P.

                                  ADVISORY CONTRACT

    THIS ADVISORY CONTRACT is made and entered into as of the 2nd day of July, 1997 (the "AGREEMENT"), by and among IDS Managed Futures, L.P., a Delaware limited partnership (the "PARTNERSHIP"), IDS Futures Corporation, a Minnesota corporation ("IDS FUTURES"), CIS Investments, Inc., a Delaware corporation ("CISI") (IDS Futures and CISI are collectively referred to as the "GENERAL PARTNERS" and individually referred to as a "GENERAL PARTNER") and Welton Investment Corporation, a Delaware corporation ("WELTON");

                                     WITNESSETH:

    WHEREAS, the Partnership was organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of commodity futures contracts on U.S. exchanges and, in addition, from time to time the Partnership also may engage in transactions in futures contracts on foreign exchanges, forward contracts, options on commodity futures contracts and physical commodities on U.S. exchanges and other commodity interests (collectively "COMMODITIES"); and

    WHEREAS, the Partnership is currently engaged in an offering ("OFFERING") of units of limited partnership interest in the Partnership (the "UNITS") through American Express Financial Advisors Inc., an affiliate of IDS Futures Corporation, and in connection therewith, the Partnership has previously filed with the United States Securities and Exchange Commission (the "SEC"), pursuant to the United States Securities Act of 1933, as amended (the "1933 ACT"), a registration statement on Form S-1 effective June 26, 1995, to register an additional $50,000,000 in aggregate Units plus the unsold amount from prior offerings, and has subsequently filed (i) Post-Effective Amendment No. 1 effective July 31, 1996, and (ii) Post-Effective Amendment No. 2, not declared effective with the SEC. The Partnership is in the process of preparing and filing Post-Effective Amendment No. 3 with the SEC, and as part thereof a prospectus, to extend the offering period of the offering and update financial and certain other information. (The above-referenced registration statement, together with all amendments thereto, shall be referred to herein as the "REGISTRATION STATEMENT" and which prospectus together with all supplements thereto in substantially the final form filed with the SEC under the Act shall be referred to herein as the "PROSPECTUS"); and

    WHEREAS, the General Partners desire to utilize the services of Welton in connection with the commodity trading activities of the Partnership; and


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    WHEREAS, Welton is registered as a commodity trading advisor under the
Commodity Exchange Act, as amended ("CE ACT"), and is a member of the National Futures Association ("NFA") as a commodity trading advisor ("CTA") and will maintain such registration and membership for the term of this Agreement; and

    WHEREAS, the Partnership and Welton desire to enter into this Agreement in order to set forth the terms and conditions upon which Welton will render and implement commodity advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement;

    NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND CONDITIONS HEREINAFTER SET FORTH, the parties hereto hereby agree as follows:

    1. DUTIES OF THE ADVISOR. The Partnership hereby appoints Welton as its exclusive attorney-in-fact to invest and reinvest in Commodities the assets of the Partnership which the General Partners allocate to Welton on the terms and conditions set forth herein. This limited power-of-attorney is a continuing power and shall continue in effect with respect to Welton until terminated hereunder. To this end, Welton (i) agrees to act as one of the commodity trading advisors employed by the General Partners on behalf of the Partnership, and specifically, to exercise discretion with respect to that portion of the assets of the Partnership which the General Partners allocate to Welton's management upon the terms and conditions, and for the purposes, set forth in this Agreement and in the Prospectus of the Partnership relating to the offering of Units, and (ii) shall have sole authority and responsibility for directing the investment and reinvestment of the Partnership's assets allocated to it in Commodities for the term of this Agreement pursuant to Welton's trading systems, methods and strategies included in Welton's Diversified Portfolio, a description of which is attached hereto as Exhibit A and hereby made a part hereof (hereinafter referred to as Welton's "TRADING APPROACH"), as set forth in the Prospectus.

    To the extent that assets of the Partnership are invested in United States Treasury bills or other investments approved by the Commodity Futures Trading Commission ("CFTC") for the investment of "customer" funds or are held in cash, the General Partners will have the responsibility for the management thereof in investments other than Commodities. Welton will use its good faith best efforts in determining the investment and reinvestment of the Partnership's assets allocated to it in compliance with the Partnership's Trading Policies and limitations as set forth in Exhibit B attached hereto and hereby made a part hereof (hereinafter referred to as the "TRADING POLICIES"), and in accordance with Welton's Trading Approach, and, to the extent Welton is notified thereof and (except as set forth in the last sentence of this paragraph) agrees thereto, in accordance with revisions to such Trading Policies and limitations made by the General Partners (each using its good faith business judgment) in accordance with the terms of this Agreement and the Prospectus. In the event that the General Partners shall, in their sole discretion, determine that any trading instruction issued by Welton violates the Partnership's Trading Policies or limitations, or for any other reason, is not in the best interests of the

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Partnership, then the General Partners may override such trading instruction upon prior notice to Welton, if practical, or, otherwise, as soon as possible thereafter. Nothing herein shall be construed to prevent the General Partners from imposing any limitation(s) on the trading activities of the Partnership beyond those enumerated in the Prospectus if the General Partners determine (each using its good faith business judgment) that such limitation(s) are necessary in the best interests of the Partnership, in which case Welton will adhere to such limitations following written notification thereof.

    In the event that Welton wishes to use a Trading Approach other than or in addition to the Trading Approach set forth in the Prospectus in connection with its trading for the Partnership, either in whole or in part, it may not do so unless Welton gives the General Partners prior written notice of its intention to utilize such different Trading Approach, including a description of such different Trading Approach and the General Partners consent thereto in writing.

    Welton also agrees to give the Partnership prior written notice of any proposed material change in its Trading Approach as set forth in the Prospectus, and agrees not to make any material change in such Trading Approach (as applied to the Partnership) without the prior express written approval of the General Partners, it being understood that Welton shall be free to institute non-material changes in its Trading Approach (as applied to the Partnership) without such prior written approval. Without limiting the generality of the foregoing, refinements to Welton's Trading Approach, the addition or deletion of Commodities to or from Welton's Trading Approach, or a change not exceeding 25% in the leverage of any such Trading Approach, shall not be deemed a material change in Welton's Trading Approach, and prior approval of the General Partners shall not be required therefor.

    All purchases and sales of Commodities shall be for the account and risk of the Partnership.

    2. INDEMNIFICATION. Neither Welton, its employees, directors, officers, shareholders or partners, or any person who controls or who is controlled by Welton, shall be liable to the General Partners, their officers, directors, shareholders or employees, or the Partnership, its partners or any of their successors or assigns under this Agreement, except by reason of acts or omissions in contravention of the express terms of this Agreement or due to their misconduct or negligence or by reason of not having acted in good faith in the reasonable belief that such actions or omissions were in, or not opposed to, the best interests of the Partnership; it being understood that, without limiting Welton's liability hereunder, trading profits or losses incurred on behalf of the Partnership shall be for the account of the Partnership and Welton shall not incur any credit or liability for such profits or losses and Welton shall not in any way be responsible for the acts or omissions of the other trading advisors.

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

    Welton, and each officer, director, shareholder, partner and employee of Welton, and each person who controls and who is controlled by Welton, shall be indemnified by the Partnership, to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses (including reasonable attorneys' fees and accountants' fees) and claims, including settlements, incurred or sustained by Welton in connection with any acts or omissions of Welton relating to its management of its allocable share of Partnership assets pursuant to this Agreement or with its status as a trading advisor to the Partnership, PROVIDED that (i) there has been no judicial determination that such liability was the result of negligence, misconduct or a breach of this Agreement on the part of Welton, nor (ii) any judicial determination that Welton, and its officers, directors, shareholders, partners and employees (as applicable), and each person controlling or controlled by Welton, did not act (or took no action) in good faith and in a manner reasonably believed by it and them to be in, or not opposed to, the best interests of the Partnership. Any such indemnification involving a material amount, unless ordered or expressly permitted by a court, shall be made by the Partnership only upon the written advice of independent counsel acceptable to the Partnership that Welton has met the applicable standard of conduct described above.

    Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against the foregoing indemnitees may be paid by the Partnership or the General Partners in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if not sustained, would entitle the indemnitees to indemnification pursuant to the preceding paragraph, and (ii) Welton undertakes to repay the advanced funds to the Partnership and the General Partners in cases in which the foregoing indemnitees are not entitled to indemnification pursuant to the preceding paragraph. Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against Welton and one or both General Partners shall be paid initially by such General Partner(s), subject to subsequent proportionate reimbursement by Welton in the event of an unfavorable determination with respect to Welton; PROVIDED, that such initial payment of expenses shall not be made by such General Partner(s) on behalf of Welton if Welton elects to be represented by counsel of its own choice or if the defense of Welton involves distinct issues of law or of fact, and, PROVIDED FURTHER, that in the event of the initial payment of such expenses by such General Partner(s), such General Partner(s) shall have the exclusive right to select counsel.

    3. OBLIGATIONS OF THE PARTNERSHIP AND WELTON. The Partnership, the General Partners and Welton (only with respect to making the disclosures regarding itself set forth in the immediately following sentence) respectively agree to cooperate and use their good faith best efforts in connection with (a) the preparation of amendments to the Registration Statement and the Prospectus;
(b) the filing of amendments to the Registration Statement and the Prospectus with such governmental and self-regulatory authorities as the General Partners deem appropriate for the registration and sale of the Units and the taking of such other actions not inconsistent with this Agreement as the General Partners may determine to be necessary or advisable in order to make the proposed offer

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and sale of Units lawful in any jurisdiction; and (c) causing the amendments to the Registration Statement to remain effective under the 1933 Act and the securities or Blue Sky laws of such jurisdictions as the General Partners may deem appropriate. Welton agrees to make all necessary disclosures regarding itself, its officers, partners and principals, trading performance, Trading Approach, customer accounts (other than the names of customers or any other information which Welton deems to be proprietary or confidential, unless such disclosure is required by law or regulation, including, without limitation, all material disclosures required in connection with the preparation and filing of the Registration Statement or Prospectus) and otherwise as may be required, in the reasonable judgment of the General Partners, to be made in the Registration Statement and Prospectus and in such applications. No description of Welton in the Registration Statement, Prospectus, promotional material or otherwise may be distributed by the General Partners without the prior consent of Welton.

    Welton agrees to participate in "road show" and similar presentations in connection with the offering of the Units to the extent reasonably requested by the General Partners, on the following conditions: (i) all reasonable expenses incurred by Welton in the course of such participation will be for the account of the General Partners or the Partnership, and if paid directly by Welton shall be reimbursed to Welton, (ii) Welton shall not be obligated to take any action which might require registration as a broker-dealer or investment adviser under any applicable federal or state law, and (iii) Welton shall not be required to assist in "road show" or similar presentations to the extent that, on the advice of counsel, Welton reasonably believes that doing so would interfere with Welton's trading activities or be unlawful. The parties acknowledge that Welton has not been, either alone or in conjunction with the General Partners or their affiliates, an organizer or promoter of the Partnership.

    Welton agrees to execute a Representation Agreement in a form mutually acceptable to all parties hereto, relating to the offering of the Units ("REPRESENTATION AGREEMENT") which shall contain, among other things, such representations, warranties, covenants and indemnities of Welton, the Partnership and the General Partners, as may be agreed upon between and among the parties.

    4. ADVISOR INDEPENDENCE. Welton is and shall for all purposes herein be deemed to be an independent contractor with respect to the Partnership, the General Partners and the other trading advisors of the Partnership, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Partnership, the General Partners or the other trading advisors in any way or otherwise be deemed to be a general agent of the Partnership, the General Partners or the other trading advisors.

    The Partnership and the General Partners acknowledge that the Trading Approach of Welton is the confidential property of Welton. Nothing in this Agreement shall require Welton to disclose the confidential or proprietary details of Welton's Trading Approach, except (i) to the extent required by law or regulation, (ii) to the extent that such details may have come to be disseminated to the general public through the actions or omissions of persons

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other than the General Partners or the Partnership, or (iii) to the extent such details are disclosed in the Registration Statement. The Partnership and the General Partners further agree that they will keep confidential and will not disseminate Welton's trading advice to the Partnership, except as, and to the extent, that it may be determined by the General Partners to be (i) necessary for professional service providers or affiliates of the General Partners to provide ordinary business services to the Partnership, (ii) the performance of brokerage services with the Partnership's commodity broker(s), or (iii) required by law or regulation.

    5. COMMODITY BROKER. All Commodities trades for the account of the Partnership shall be made through such commodity broker or brokers as the General Partners direct. Welton shall have authority to communicate all orders directly to such broker(s). Welton shall not have any authority or responsibility in selecting or supervising any broker for execution of Commodities trades of the Partnership or for negotiating commission rates to be charged therefor. At the present time it is contemplated that the Partnership will execute all Commodities trades through Cargill Investor Services, Inc. and that brokerage commissions payable by the Partnership will equal $35 per round turn plus applicable exchange, clearing, NFA fees, give-up charges and international differentials. Welton shall be notified in writing by the General Partners if any Commodities trades for the account of the Partnership are to be made through any futures commission merchant other than Cargill Investor Services, Inc. ("CIS").

    In addition, Welton may engage in exchange for physical transactions with respect to currencies into futures contracts. Welton may execute transactions at such other broker(s), and upon such terms and conditions, as Welton and the General Partners agree if such broker(s) agree to "give up" all such transactions to CIS for clearance and the General Partners' consent to executing brokers shall not be unreasonably withheld.

    6. FEES. In consideration of and in compensation for the performance of Welton's services under this Agreement, the Partnership agrees that it will pay to Welton the following: (i) a monthly management fee (the "MANAGEMENT FEE") equal to 1/12 of 3% of the Partnership's Net Asset Value (as hereinafter defined) under the management of Welton as of the end of each month, and (ii) a quarterly incentive fee (the "INCENTIVE FEE") of Eighteen Percent (18%) of Trading Profits (as hereinafter defined) on the Net Asset Value (as hereinafter defined) of the Partnership allocated by the General Partners to Welton's management and the calculation and payment of such incentive fees shall not be affected by the performance of the other trading advisors. Trading Profits for Welton shall be computed as of the close of trading on the last day of each calendar quarter (March 31, June 30, September 30 and December 31). The first Incentive Fee which may be due and owing to Welton in respect of any Trading Profits shall be computed as of the end of the first calendar quarter during which Welton managed the partnership's assets allocated to it for at least sixty
(60) days. Trading Profits shall be computed solely on the performance of Welton and shall not include or be affected by the performance of the other

                                       6
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trading advisors.  Payment of the Management Fee and of the Incentive Fee shall be made as soon as practicable following the end of the period to which they relate. Management Fee shall be paid monthly and deducted prior to the calculation of the quarterly Incentive Fees. The Incentive Fee shall accrue monthly and be payable to Welton quarterly.

         "NET ASSET VALUE" means the Partnership's total assets less total liabilities, including any liability for organization and offering expenses, to be determined on the basis of generally accepted accounting principles, consistently applied, except as set forth below. For purposes of this calculation:

         (a) Net Asset Value shall include any unrealized profit or loss on securities and open commodity positions and any other credit or debit accruing to the Partnership but unpaid or not received by the Partnership.

         (b) All securities and open commodity positions shall be valued at their then market value which means, with respect to open commodity positions, the settlement price as determined by the exchange on which the transaction is effected or the most recent appropriate quotation as supplied by the Clearing Broker or banks through which the transaction is effected. If there are no trades on the date of the calculation due to operation of the daily price fluctuation limits or due to a closing of the exchange on which the transaction is executed, the contract will be valued at fair value as determined by the General Partners. Interest, if any, shall accrue monthly.

         (c) Brokerage commissions on open positions shall be accrued in full upon the initiation of such open positions as a liability of the Partnership. Management Fees shall be paid monthly and deducted prior to the calculation of the quarterly Incentive Fee.

         "TRADING PROFITS" (for purposes of calculating Welton's Incentive Fee) is defined as the excess (if any) of (A) the Net Asset Value of the Partnership's funds under Welton's management as of the last day of any calendar quarter (before deduction of Incentive Fees payable for such quarter) over (B) the highest Net Asset Value of the Partnership's funds under the management of Welton as of the last day of the most recent calendar quarter for which an Incentive Fee was due and owing or with respect to the first Incentive Fee which may be due and owing, the Net Asset Value of the initial Partnership funds allocated to Welton on the date Welton commences trading Partnership assets. In computing Trading Profits, the difference between (A) and (B) above shall be (i) decreased by all interest realized on the Welton's allocable share of Partnership assets subject to Welton's management between the dates referred to in (A) and
    (B), and (ii) increased by Welton's allocable share of any distributions or redemptions paid or payable by the Partnership as of, or subsequent to, the date in (B) through the date in (A), and (iii) adjusted (either increased

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    or decreased, as the case may be) to reflect Welton's allocable share of any additional allocations or negative reallocations of Partnership assets from the date in (B) to the last day of the calendar quarter as of which the current Incentive Fee calculation is made. For purposes of calculating Trading Profits attributable to the assets under the management of Welton, the definition of Net Asset Value shall be modified, insofar as it takes into consideration the amount of Incentive and Management Fees payable by and brokerage commissions accrued by the Partnership, to provide for the allocation of such Incentive and Management Fees and brokerage commissions specifically to the assets under the management of Welton which is entitled to such fees or whose trading decisions generated those brokerage commissions.

    Incentive Fees shall be paid within 10 business days after the end of the quarter for which they are earned. For purposes of determining whether an Incentive Fee is payable by Units which are redeemed other than at quarter end, the dates of such redemptions shall be considered as if they were the last day of the quarter.

    If an Incentive Fee shall have been paid by the Partnership to Welton in respect of any calendar quarter and Welton shall incur subsequent losses on the Partnership's assets subject to its management, Welton shall nevertheless be entitled to retain amounts previously paid to it in respect of Trading Profits.

    In addition, if the amount of assets allocated to Welton's management is reduced, whether due to redemptions, distributions or reallocations, there will be a proportionate reduction in the related loss carryforward amount, the amount of which shall be determined by multiplying the amount of the loss carryforward by a fraction, of which the numerator shall be the amount of the reduction in the assets allocated to Welton's management and the denominator shall be the amount of the assets allocated to Welton's management immediately prior to the reduction.

    7. TERMS AND TERMINATION. The term of the Agreement shall commence on the date this Agreement is executed and continue until December 31, 1998. This Agreement shall automatically renew with respect to Welton on the same terms as set forth herein for three additional twelve-month terms commencing January 1 and ending December 31, unless the Partnership shall give Welton 60 days prior written notice prior to termination of the then-current twelve-month period. This renewal right shall be applicable irrespective of any change in trading advisors of the Partnership or reallocation of Partnership assets among the trading advisors or to other trading advisors.

    This Agreement shall terminate automatically in the event that the Partnership is terminated. This Agreement may be terminated at the election of the Partnership at any time, upon written notice to Welton in the event that:
(A) the Net Asset Value of Partnership funds allocated to Welton's management decreases as of the close of trading on any business day by more than thirty

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percent (30%) from the sum of the Net Asset Value of the Partnership's funds allocated to Welton on the date Welton commenced trading Partnership assets plus the Net Asset Value of any funds which may be allocated to Welton thereafter (after adding back all redemptions, distributions and reallocations made to Welton or any additional trading advisors in respect of such assets); (B) Welton is unable, to any material extent, to use its agreed-upon Trading Approach, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of the Partnership; (C) Welton's registration as a commodity trading advisor under the CE Act, or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (D) the General Partners determine in good faith that Welton has failed to conform to (i) the Partnership's Trading Policies or limitations, as they may be revised or modified, or (ii) any agreed-upon Trading Approach; (E) there is an unauthorized assignment of this Agreement by Welton;
(F) Welton dissolves, merges or consolidates with another entity or sells a substantial portion of its assets, any portion of its Trading Approach utilized by the Partnership or its business goodwill, in each instance without the consent of the General Partners; (G) there is a change of control of Welton; (H) Welton becomes bankrupt or insolvent; (I) Patrick Welton ceases to be an active executive officer of Welton; or (J) the General Partners for any reason or for no reason, in their sole discretion, terminate this Agreement by providing 30 days' written notice to Welton.

    In addition, Welton has the right to terminate this Agreement at any time, upon written notice to the Partnership in the event (i) of the receipt by Welton of an opinion of independent counsel that solely by reason of Welton's activities with respect to the Partnership, Welton is required to register as an investment adviser under the Investment Advisers Act of 1940; (ii) that the Net Asset Value of Partnership assets under Welton's management decreases by more than 50% from the time trading commences solely as a result of a reallocation of Partnership assets pursuant to Section 7 of this Agreement (I.E., not including any decrease attributable to losses on commodity interest transactions directed by Welton) immediately following any such reallocation; (iii) that the registration of either General Partner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is revoked, suspended, terminated or not renewed; (iv) that the General Partners elect (pursuant to Section 1 of this Agreement) to have Welton use a different Trading Approach in Welton's management of its allocable share of Partnership assets from that which Welton is then using to manage such assets and Welton objects to using such different Trading Approach; (v) that the General Partners override a trading instruction of Welton pursuant to Section 1 of this Agreement for reasons unrelated to a determination by the General Partners that Welton has violated the Partnership's Trading Policies or limitations; (vi) that the General Partners impose additional trading limitation(s) pursuant to Section 1 of this Agreement which Welton does not agree to follow in its management of its allocable share of Partnership assets; (vii) there is an unauthorized assignment of this Agreement by the General Partners of the Partnership; or (viii) other good cause is shown to which the written consent of the General Partners is obtained.

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    In the event that this Agreement is terminated with respect to, or by,
Welton pursuant to this Section 7, Welton shall be entitled to the Incentive Fee, if any, which shall be computed as if the effective date of termination was the last day of the then current calendar quarter. If this Agreement is terminated on a day other than the last day of a calendar month, the Management Fee described herein shall be determined as if such date were the end of a month and such fee shall be pro-rated based on the ratio of the number of trading days in the month through the date of termination to the total number of trading days in the month. The rights of Welton to fees earned through the date of expiration or termination shall survive this Agreement until satisfied.

    8. FUNDS ALLOCATED TO MANAGEMENT OF WELTON. Initially, Welton shall be allocated approximately thirty percent (30%) of the Partnership's assets to manage in accordance with Section 1 of this Agreement. At any time thereafter, in their sole discretion, the General Partners may reallocate assets of the Partnership among the Partnership's trading advisors or among other additional trading advisors which may be appointed without terminating this Agreement. Welton may, however, in its sole discretion, refuse an increase in its allocation of Partnership assets, whether resulting from a reallocation from the other trading advisors or an allocation resulting from any sales of additional Units subsequent to the close of the offering period (as defined in the Prospectus). Welton agrees that (i) redemptions, distributions and payment of Partnership expenses (except Management and Incentive Fees) shall be charged against, and (ii) interest income earned by the Partnership shall be credited to, the assets managed by Welton in what the General Partners determine to be as close as practicable to Welton's proportionate share of the Partnership's assets as of the time of the initial allocation or subsequent reallocation of these assets. Any Management and Incentive Fees paid or payable by the Partnership to Welton shall only be charged against the assets of Welton. In the event that losses incurred by any CTA exceeds the assets allocated to the CTA, the General Partners will withdraw the funds necessary to cover such excess losses from the assets under the management of the other CTAs, including Welton, in proportion to the amount of Partnership assets being managed by such CTA.

    9. OTHER ACCOUNTS OF WELTON. Welton shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Partnership for such other accounts so long as Welton's ability to carry out its obligations and duties to the Partnership pursuant to this Agreement is not materially impaired thereby. Furthermore, neither Welton nor any shareholder, partner, director, officer, employee or agent, as applicable, of Welton shall cause or permit Welton to engage in any business enterprise not presently engaged in which is unrelated to the giving of commodity advice or the operation of commodity pools if such other business might reasonably be expected to have a material adverse effect on Welton's ability to perform its obligations and duties to the Partnership under this Agreement, unless it obtains the prior written consent from the General Partners, which consent shall not be unreasonably withheld. In addition, Welton, and its shareholders, partners, directors, officers, employees and agents, as applicable, also will be permitted to trade in Commodities for their own accounts so long as Welton's ability to carry out its obligations and duties to the Partnership is not materially impaired thereby.

    So long as Welton is performing services for the Partnership, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in Welton having to modify materially the Trading Approach being used by Welton for the Partnership in a manner which might reasonably be expected to have a material adverse effect on the Partnership (without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits).

    Welton agrees that, in its management of accounts other than the account of the Partnership, Welton will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates (in whole or in part) over the Partnership on an overall basis. The preceding sentence shall not be interpreted to preclude (i) Welton from charging another client fees which differ from the fees to be paid to Welton hereunder, or (ii) an adjustment by Welton in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof, which is undertaken by Welton in good faith in order to accommodate additional accounts or adjustments deemed, in good faith, by Welton to be appropriate to the management of a larger account. Welton, upon request, shall provide the General Partners with an explanation of the material differences, if any, in performance between the Partnership and any other comparable account for which Welton or any of its principals or affiliates acts as a commodity trading advisor (in whole or in part).

    Upon the reasonable request of the General Partners, Welton shall provide the General Partners with such information as they reasonably may request for the purpose of confirming that the Partnership has been treated equitably with respect to advice rendered during the term of this Agreement by Welton for other accounts (including accounts of Welton or its shareholders, partners, directors, officers, employees, and agents) managed by Welton, which the parties acknowledge to mean that the General Partners may inspect all records of Welton related to such other accounts during normal business hours upon its prior written request. Welton may, in its discretion, withhold from any such report or inspection the name of the client for whom any such account is maintained and, in any event, the Partnership and the General Partners shall keep all such information obtained by it from Welton confidential.

    10. SPECULATIVE POSITION LIMITS. If, at any time during the term of this Agreement, it appears to Welton that it may be required to aggregate the Partnership's Commodities positions it controls with the positions of any other accounts it or any of its shareholders, partners, directors, officers, employees, or agents owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, Welton will promptly notify the General Partners when the Partnership's positions are first included in an aggregate amount which equals or exceeds the applicable speculative limit and will promptly respond thereafter to requests from the General Partners with respect to the percentage of the applicable speculative limit reflected by the aggregate positions owned or controlled by Welton or any of its shareholders, partners, directors, officers, employees, or agents. Welton agrees that if its trading recommendations are altered because of the potential application of speculative position limits, Welton will modify its trading instructions to the Partnership and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; Welton will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Partnership, as nearly as possible in proportion to the assets available for trading of the respective accounts to the extent necessary to comply with applicable speculative position limits. Welton presently believes and represents that its program for the management of the Partnership's account can be implemented for the benefit of the Partnership notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

    11. BROKERAGE CONFIRMATIONS AND REPORTS. The General Partners will instruct the Partnership's commodity broker or brokers to furnish Welton with copies of all trade confirmations and monthly trading statements relating to the Partnership's assets under the management of Welton. Welton will maintain records and will monitor all open positions relating thereto.

    12. WELTON'S REPRESENTATIONS AND WARRANTIES. Welton represents and warrants that:

         (a) it has full capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

         (b) it will not, by entering into this Agreement and by acting as a commodity trading advisor to the Partnership, (i) be required to take any action contrary to its incorporating document, or any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or
    (ii), would materially limit or materially adversely affect the performance of its duties under this Agreement;

         (c) it is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a commodity trading advisor, and it will maintain and renew such registration and membership during the term of this Agreement;

         (d) it has provided the Partnership with a copy of its most recent Disclosure Document as required by Part 4 of the CFTC's regulations, receipt of which is hereby acknowledged by the Partnership and the General Partners; and

         (e) the amount of Partnership assets to be allocated to Welton would not, assuming that the Partnership's Net Asset Value is $43,148,000 as of the commencement of trading by Welton, result in Welton being required to alter its Trading Approach to a degree which reasonably could be expected to have a material adverse effect on the Partnership.

    The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, with respect to Welton, Welton will promptly notify the Partnership in writing thereof.

    13. THE GENERAL PARTNERS' REPRESENTATIONS AND WARRANTIES. Each General Partner represents and warrants on behalf of the Partnership and itself that:

         (a)  it has the capacity and authority to enter into this Agreement;

         (b) it will not, by acting as general partner to the Partnership, (i) be required to take any action contrary to its incorporating documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it or the Partnership is a party or by which it or the Partnership is bound, which in the case of (i) or (ii), would limit or materially affect the performance of its or the Partnership's duties under this Agreement; and

         (c) it is duly registered as a commodity pool operator under the CE Act and is a commodity pool operator member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

    The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner with respect to which such representation or warranty is no longer true promptly will notify Welton in writing.

    14. ASSIGNMENT. This Agreement may not be assigned by any party without the express prior written consent of the other parties.

    15. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any purchasers, as such, of Units.

    16. AMENDMENT OR MODIFICATION. This Agreement may not be amended or modified except by the written consent of the parties. Welton shall receive a copy of all proposed and final amendments and modifications to this Agreement so long as it is an advisor to the Partnership.

    17. NOTICES. Each notice, request, demand, approval or other communications which may be or is required to be given under this Agreement shall be in writing in English and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by recognized overnight international courier service or by prepaid registered air mail, return receipt requested, postage prepaid, addressed as follows:

If to CISI:

CIS Investments, Inc.
233 South Wacker Drive
Suite 2300
Chicago, Illinois  60606
Attention: Barbara A. Pfendler
Facsimile:  (312) 460-4939
Confirm:  (312) 460-4926

with a copy to:

Chapman and Cutler
111 West Monroe Street
Suite 1600
Chicago, Illinois  60603-4080
Attention: Paul C. Kosin
Facsimile:  (312) 701-2361
Confirm:  (312) 845-3791

If to the Partnership:

IDS Managed Futures, L.P.
233 South Wacker Drive
Suite 2300
Chicago, Illinois  60606
Attention: Barbara A. Pfendler
Facsimile:  (312) 460-4939
Confirm:  (312) 460-4926
with a copy to:

Chapman and Cutler
111 West Monroe Street
Suite 1600
Chicago, Illinois  60603-4080
Attention: Paul C. Kosin
Facsimile:  (312) 701-2361
Confirm:  (312) 845-3791

If to IDS Futures:

IDS Tower 10
Minneapolis, Minnesota  55440
Attention:  Ronald Powell, Esq.
Facsimile:  (612) 671-3767
Confirm:  (612) 671-2088

If to Welton:

via regular mail
Welton Investment Corporation
P.O. Box 6147
Carmel, California 93921-6147
Attention:  Patrick Welton
Facsimile:  (408) 626-5199
Confirm:  (408) 626-5190

via courier service
Welton Investment Corporation
Eastwood Building, 2nd Floor
San Carlos Between 5th and 6th
Carmel, California 93921-6147

with a copy to:

Rosenman & Colin LLP
575 Madison Avenue
17th Floor
New York, New York  10022
Attention:  Fred M. Santo
Facsimile:  (212) 940-7079
Confirm:  (212) 940-8720

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other parties hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of five business days after the date of deposit thereof for prepaid registered air mail in a duly constituted post office or branch thereof in the county of origin of the sending party, two business days after deposit with a recognized overnight international courier service or, in the case of a facsimile transmission, the earlier of (i) confirmation of receipt of said facsimile transmission by the intended recipient thereof or a person at the same business address as said intended recipient; or (ii) electronic verification by the sender's facsimile machine of the receipt of said facsimile transmission by the intended recipient's facsimile machine; PROVIDED, HOWEVER, that any such electronic verification which does not occur prior to 5:00 p.m. (local time of the recipient thereof) on a business day shall be deemed to have occurred at 9:00 a.m. (local time of the recipient thereof) on the next business day following the date of such electronic verification. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

    18. GOVERNING LAW. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

    19. SURVIVAL. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

    20. PROMOTIONAL MATERIAL. Welton agrees that prior to using any promotional literature in which reference to the Partnership is made (other than a simple statement to the effect that Welton is an advisor to the Partnership or solely in the context of the preparation of required performance tables and notes thereto and descriptions thereof), Welton shall furnish a copy of such information to the General Partners and will not make use of any literature containing references to the Partnership to which the General Partners reasonably object, except as otherwise required by law or regulation.

    21. NO WAIVER. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other rights power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

    22. HEADINGS. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

    23. COMPLETE AGREEMENT. Except as otherwise provided herein, this Agreement and the Representation Agreement contemplated in the last paragraph of
Section 3 constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

    24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

    25. BEST EFFORTS. As used in this Agreement, "BEST EFFORTS" shall mean the efforts that a prudent person or entity desirous of achieving a result would reasonably use in similar circumstances in order to achieve such result as expeditiously as possible; PROVIDED, HOWEVER, that an obligation to use best efforts under the Agreement does not require the person or entity subject to that obligation to incur any substantial financial obligations or any onerous non-financial obligations or to waive any material rights.

    26. The General Partners acknowledge that they have received the commodity trading advisor disclosure document of Welton. The General Partners further acknowledge that Welton uses different proprietary trading programs and that these different trading programs may achieve different trading results.

    IN WITNESS WHEREOF, this Advisory Contract has been executed for and on behalf of the undersigned as of the day and year first above written.

IDS MANAGED FUTURES, L.P.             WELTON INVESTMENT CORPORATION
  CIS INVESTMENTS, INC.,
  General Partner


By: /s/ Barbara A. Pfendler              By: /s/ Patrick L. Welton
  Its Vice President                       Its  C.E.O.


  IDS FUTURES CORPORATION,
    General Partner
By  /s/ Michael L. Weiner
  Its Vice President


  CIS INVESTMENTS, INC.

By: /s/ Barbara A. Pfendler
  Its Vice President


 IDS FUTURES CORPORATION

By: /s/ Michael L. Weiner
  Its Vice President

                                      EXHIBIT A

                                DIVERSIFIED PORTFOLIO

      The Diversified Portfolio manages investors assets through exposure to the widest spectrum of futures markets spanning all major market sectors. Multiple trading strategies are employed in an attempt to profitably participate in a variety of market conditions. This emphasis on market and methodological diversification epitomizes WISC's core principles in advising on investor assets in the global marketplace.


INTEREST RATES      CURRENCIES          STOCK           PRECIOUS AND   ENERGY       MEATS         GRAINS        SOFTS
Australian Bond     Australian Dollar   INDICES         INDUSTRIAL     Crude Oil    Live Cattle   Azuki Beans   Coca
Australian T-Bill   British Pound       All Ordinaries  METALS         Heating Oil  Live Hogs     Corn          Coffee
British Long Gilt   Canadian Dollar     CAC 40          Aluminum       Natural Gas                Soybean Meal  Cotton
Canadian Gov't      Dollar Index        DAX             Copper         Unleaded Gas               Soybean Oil   Lumber
Bond                German Mark         Hang Seng       Gold                                      Soybeans      Orange Juice
Eurodollar          Japanese Yen        London FTSE     Lead                                      Wheat         Rubber
Eurolira            Mark-Lira           MIB 30          Nickel                                                  World Sugar
Euromark            Mark-Paris          Nasdaq 100      Platinum
Euroswiss           Mark-Swedish        Nikkei          Silver
Euroyen             Krona               S&P 500         Tin
French Bond         Mark-Swiss Franc                    Zinc
German Bond         Mark-Yen
Italian Gov't Bond  Mexican Peso
Japanese Gov't      Sterling-Mark
Bond                Swiss Franc
PIBOR
Short Sterling
Spanish Gov't Bond
US Treasury Bond


EXHIBIT B

                                 TRADING POLICIES

    The objective of the Fund is to achieve substantial appreciation of its assets through speculative trading in commodity interests, including futures contracts, forward contracts, physical commodities and related options thereon on major United States and certain foreign commodity exchanges and in the interbank forward markets. Commodity interests may include any instruments and items which are now, or may hereafter be, the subject of futures trading, such as physical commodities, Treasury bills, mortgage-backed securities, foreign currencies, options and indexes on securities. The Fund will attempt to accomplish its objective by following the Trading Policies set forth below:

          (i) Fund assets will be invested only in futures contracts which are traded in sufficient volume to permit, in the independent opinions of each Trading Advisor, ease of taking and liquidating positions. Each Trading Advisor may at any time independently determine to expand or reduce the number of commodity interests traded by that portion of the Fund's assets under its control.

         (ii) No Trading Advisor will acquire on behalf of the Fund additional positions in any commodity if such additional positions, when added to the existing open positions initiated by the Trading Advisor, would result in a net long or short position for that commodity requiring as margin or premiums more than 15% of the Fund's assets allocated to that Trading Advisor's management. For purposes of implementing this policy, soybeans will be treated as one commodity and soybean oil and soybean meal will be treated together as one commodity.

        (iii) The Fund will not normally be as highly leveraged as permitted in the case of an investment by an individual. On the basis of information supplied by the Trading Advisors, the General Partners estimate that between 20% and 60% of the Fund's assets will normally be committed as initial margin (although the percentage may be more or less than such range from time to time). This requirement may be changed and, to reduce the Clearing Broker's risk, additional restrictions on the leverage of the Fund may be imposed by the Clearing Broker without notice at any time.

         (iv) No Trading Advisor will acquire on behalf of the Fund additional positions in any commodity interest if such additional positions, when added to the existing open positions initiated by the Trading Advisor, would result in aggregate net long or short positions (including any forward contracts) for all commodities requiring as margin or premiums more than 66-2/3% of the Fund's assets allocated to that Trading Advisor's management.

          (v) The Fund will not generally enter into an open position for a particular commodity during a delivery month for that commodity. However, the Fund may occasionally make or accept delivery of a commodity. This may occur because a Trading Advisor's trading strategies may, from time to time, identify certain trends which occur in delivery months which can be taken advantage of by the Fund. The Fund may take delivery of a commodity and take a corresponding short position in the commodity by selling futures contracts for the commodity. The Fund will not engage in cash commodity transactions, except as indicated above, unless the cash position is hedged.

         (vi) The Fund will not employ the trading technique, commonly known as "pyramiding," in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or a related commodity. However, a Trading Advisor may take into account the Fund's open trade equity in assets of the Fund in determining whether to acquire additional commodity futures contracts on behalf of the Fund.

        (vii) The Fund will not purchase, sell or trade in securities or write, purchase, sell or trade in options to purchase or sell securities, commodity futures contracts or physical commodities unless such options have been approved for trading on a designated contract market by the CFTC. The Fund may trade in foreign options if permitted under the Commodity Exchange Act, as amended, and CFTC regulations, but only when and to the extent authorized in writing by the General Partners to the Trading Advisors. The Fund may trade in futures contracts on securities.

       (viii) The Fund will not generally utilize borrowings, except for short-term borrowings where the Fund takes delivery of any cash commodity or to the extent that the Fund's Clearing Broker obtains lines of credit for the trading of forward contracts with banks. The Fund will not make any loans.

         (ix) A Trading Advisor may, from time to time, employ trading techniques such as spreads or straddles on behalf of the Fund. The term "spread" or "straddle" describes a transaction involving the simultaneous buying and selling of commodity interests dealing with the same or a different commodity interest but involving different delivery dates or markets, and in which the trader expects to earn profits from a widening or narrowing movement of the two prices of the commodity interests. See "FEDERAL INCOME TAX CONSIDERATIONS--PARTNERSHIP TAXATION: ALLOCATION OF FUND PROFITS AND LOSSES" for a discussion of the tax effects of such trading.

          (x) The Fund may trade in futures contracts on foreign currencies through foreign and domestic commodity exchanges, including the International Monetary Market Division of the Chicago Mercantile Exchange. The Fund may also establish positions in foreign currencies through banks or in the interbank market. Forward contracts on foreign currencies will be transacted only with banks having in excess of $100,000,000 in combined capital and surplus. No specific limitation on the percentage or amount of forward contracts, if any, engaged in by the Fund has been imposed.

         (xi) The Fund's assets will not be commingled with the assets of any other person; funds used to satisfy margin requirements will not be considered commingled for this purpose.

        (xii) No Trading Advisor to the Fund will be permitted to engage in churning the Fund's assets (I.E., direct excessive trading for the purpose of generating brokerage commissions without regard for the best interests of the Fund).

       (xiii) No rebates or give ups may be paid to or received by the General Partners, nor may the General Partners participate in any reciprocal business arrangements which could circumvent this prohibition, but retention of Cargill Investor Services, Inc. to act as the Fund's clearing broker and the retention of American Express Financial Advisors Inc. to act as the Fund's introducing broker shall not be deemed to violate this prohibition.

                                       B-3